AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
     This Agreement, dated as of date set forth below, is made by and among AMERICAN BEACON FUNDS, a Massachusetts business trust, AMERICAN BEACON MASTER TRUST, a Massachusetts business trust (collectively, the “Trusts”), AMERICAN BEACON ADVISORS, INC., a Delaware corporation (“ABA”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).
     WHEREAS, ABA serves as the manager and investment adviser to the Trusts; and
     WHEREAS, State Street serves as the custodian to the Trusts under various Custodian Agreements (as amended from time to time, the “Custodian Agreements”); and
     WHEREAS, ABA desires to use certain excess cash balances of certain series of each Trust (each, a “Fund”) to purchase various futures and forwards contracts as directed by ABA;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:
     Section 1. Establishment of Accounts. State Street shall establish and maintain a segregated account or accounts, as sub accounts of a Fund’s custodial account, for and on behalf of each Fund listed on Schedule A hereto (each, an “Account”). All futures and forwards transactions, related margin requirements, and margin movements governed herein with respect to a Fund shall be recorded in that Fund’s Account. The rights and obligations of the parties with respect to the Account(s) shall continue to be governed by the provisions of the Custodian Agreement between each Trust and State Street, as amended from time to time, in addition to the provisions of this Agreement. In the event of a conflict, the provisions herein shall control. Unless defined herein, all terms used in this Agreement shall have the meaning assigned to them in the Custodian Agreements.
     Section 2. Service. State Street is hereby given the following standing instructions, which shall be considered Proper Instructions under each Custodian Agreement:
(i) to transfer all cash generated from shareholder activity of each Fund on a daily basis to such Fund’s Account, unless such Fund shall instruct State Street otherwise;
(ii) to determine the amount of “liquid assets” held in each Fund’s Account consisting of cash, short-term holdings, United States Treasury securities, balances in the American AAdvantage Money Market Select Fund, and variation margin held in that Account for futures transactions (“Liquid Assets”) as of 12 noon on each day the New York Stock Exchange is open for business;
(iii) to then direct, under the terms of Schedule A attached, the futures commission merchant(s) specified in Section IV. of Schedule A (the “FCM”) to purchase the futures contracts on behalf of a Fund specified in Section V of Schedule A in an amount equal to the amount by which Liquid Assets on such day exceed the outstanding amount of such futures contracts or to sell such futures contracts on behalf of a Fund in an amount equal to the amount by which Liquid Assets on such day are less than the outstanding amount of such futures or forwards contracts, as appropriate;
(iv) to purchase, for each applicable Fund, a United States Treasury bill with maturity dates of 30, 60, or 90 days in the amount of the margin required to be maintained with the FCM with respect to such futures or forwards contract as advised by the FCM and to deliver the same to the FCM to be held as margin for the futures or forwards contracts purchased, and thereafter to purchase a United States Treasury bill with maturity dates of 30, 60, or 90 days in the amount of the additional margin required to be provided to the FCM with respect to such futures contracts as advised by the FCM, and in each case to deliver such securities to the FCM to be held as margin under the terms of the relevant Futures Account Agreement between the FCM and the Trusts;
(v) to purchase, for each applicable Fund, foreign exchange forwards contracts equal to the total amount of currency exposure (minus any currency of that country in that Fund’s Account) in those countries where futures contracts have been purchased for such Fund, such purchase to be dictated as needed by the EAFE Index benchmark (as defined in Schedule A).
State Street shall not be responsible for any terms or requirements of any Futures Account Agreement or ISDA Agreement for forwards. Each Trust hereby declares that each purchase of futures or forwards contracts, and payment of money or delivery of securities made for each Account to an FCM or otherwise as contemplated hereby is for a proper trust purpose, and represents and agrees that the instructions to State Street set forth in this Agreement shall constitute “Proper Instructions” under its Custodian Agreement.
     Section 3. Limitations. All Liquid Assets shall be used to purchase futures or forwards contracts in accordance with the instructions of ABA as set forth in Schedule A and State Street is not permitted to substitute other investments for those specified in this Agreement. Subject to the limitations set forth therein, ABA may amend Schedule A from time to time, upon written notice to, and acceptance by, State Street in writing.
     Section 4. Standard of Care. In performing its obligations hereunder, State Street shall be subject to the standard of care specified in the relevant Custodian Agreement.
     Section 5. Representations and Warranties. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.
     Section 6. Compensation. ABA shall pay State Street an annualized fee equal to 0.05% of the assets invested in futures contracts for domestic equity funds and 0.10% of the assets invested in futures contracts for international equity funds. This fee shall be calculated and accrued daily and paid quarterly.

     Section 7. Effective Period; Termination and Amendment. This Agreement shall become effective as of its execution and shall continue in full force and effect until terminated by a party by an instrument in writing delivered or mailed, postage prepaid to the other parties, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing, or such shorter period as both parties hereto shall agree upon in writing. Except for Schedule A hereto (which, subject to the limitations set forth therein, can be amended by written notice from ABA to State Street with its written consent), this Agreement may be amended by any party in writing with the consent of the other parties.
     Section 8. Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.
     Section 9. Assignment. This Agreement may not be assigned by any party without the written consent of the other parties.
     Section 10. Severability. In the event that any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.
IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of this 15th day of March, 2005.
AMERICAN BEACON FUNDS
On behalf of its series listed on Schedule B
AMERICAN BEACON MASTER TRUST
On behalf of its series listed on Schedule B, and
AMERICAN BEACON ADVISORS, INC.
By: •
President
STATE STREET BANK AND TRUST COMPANY
By:
Name: Joseph L. Hooley
Title: Executive Vice President

SCHEDULE A
Dated March 1, 2005
TO THE
AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
Dated: March 1, 2005
Statement of Intent/Operating Procedures
     State Street Bank and Trust Company (“State Street”) shall fulfill its duties set forth in the Administrative Services Agreement (the “Agreement”) in accordance with the following:
I. Scope of the Engagement.
     The Trusts are seeking to equitize the cash balances of certain mutual fund portfolios (each, a “Fund”) of American Beacon Funds and American Beacon Master Trust (the “Trusts”). American Beacon Advisors, Inc. (“ABA”), as authorized by the Trusts, will manage the underlying cash balances and has directed State Street under the terms of the Agreement to purchase or sell futures or forwards contracts to maintain appropriate equity and currency exposure as directed by ABA under the Agreement. ABA hereby directs State Street to equitize the entire cash balance of each Fund in order to maintain exposure for each Fund’s liquid assets on a daily basis, and to purchase for each Fund, as needed, foreign exchange forwards contracts for the purpose of minimizing currency exposure, until otherwise directed in writing by ABA for each Fund.
For the Funds to be equitized, the equitized amounts, the futures contracts used, the list of approved futures commission merchants, and the benchmark for the use of forwards for currency exposure are listed below. ABA may in its judgment direct State Street to implement the equitization using futures or forwards contracts other than those listed below by providing written instruction to State Street.
II. Implementation.
     For a new Account of a Fund, ABA will direct State Street to equitize any initial portfolio cash balances, and, on an ongoing basis, State Street will buy and/or sell the appropriate number of approved contracts to reflect changes in the underlying cash balances using the procedures listed in Section III of this Schedule A. Such procedures may be modified by the mutual written consent of ABA and State Street. With respect to the International Equity Portfolio of the American Beacon Master Trust, ABA hereby instructs that contracts to be purchased from the list set forth in Section VI of this Schedule A be purchased substantially in proportion to the capitalization weights of the ten countries as they comprise the Morgan Stanley Capital International Europe, Asia and Far East Index plus Canada, excluding U.S. (the “EAFE Index”).
III. Daily Operating Procedures

12:00-1:00pm

Morning	State Street’s Mutual Fund Custody Group (MFG) determines level of Liquid Assets and transmits information to State Street’s SSgA Operations (“SSgA”).

Noon	MFG transfers appropriate excess cash per standing instructions by each Trust on behalf of its Fund or Funds into the American Beacon Money Market Select Fund account. MFG faxes liquidity position activity spreadsheet to SSgA and ABA.

12:00pm	MFG calls SSgA if spreadsheet will be delayed.

12:00 – 1:00pm	SSgA performs the following operational procedures on the document prepared by MFG:

• Values on spreadsheet are validated;
• Consistency checks are conducted;
• Amounts are confirmed with ABA if special notice rebalancing is requested.

1:00pm	SSgA forwards activity spreadsheet to SSgA’s futures manager (“Futures Manager”).

1:00 – 1:30 pm	In accordance with the Agreement, the Trusts’ standing instructions, and any subsequent ABA instruction, Futures Manager loads cash balance data into trading system which calculates the number of futures and/or forwards contracts to be purchased or sold. Futures volume is determined by asset pool. Forwards volume is determined by currency exposure in each applicable country.

1:30pm	Futures Manager sends trades to one or more FCMs as specified in Section V below. In addition, the Futures Manager sends any forward trades to the SSgA currency trading desk.

4:45pm	Futures Manager electronically receives trade confirmation data from FCMs. Prices are confined. Trade information is sent to MFG to process.

8:00am (next day)	SSgA sends daily calculations of variation margin to MFG which confirms these calculations with the statements received from the FCMs. International futures and forward trades are confirmed by SSgA.
IV. Eligible Funds

Trust	Funds
AMERICAN BEACON MASTER TRUST	International Equity Portfolio

AMERICAN BEACON FUNDS	Balanced Fund Large Cap Value Fund International Equity Fund* Small Cap Value Fund
Mid-Cap Value Fund Emerging Markets Fund

*	Inactive for purposes of this Agreement. To be activated upon prior written notice from Trust to State Street.

V. List of Approved Futures Contracts — American Beacon Funds

Portfolio	Futures Contract	Used FCM
Balanced	S&P 500	See Section VI
Large Cap Value	S&P 500
International Equity	Approved List of CFTC Futures Contracts — See Section VI

Mid-Cap Value	S&P 400
Small Cap Value	Russell 2000
Emerging Markets	S&P 500
VI. List of Approved Futures Contracts
     American Beacon Master Trust — International Equity Portfolio

Country	Contract Name
UK.	FTSE
Germany	DAX
France	CAC40
Sweden	OMX
Italy	MIB30
Spain	IBEX 35
Japan	TOPIX
Hang Seng
Hong Kong	All Ords
Australia	TSE35
Canada
VI. List of Approved Futures Commission Merchants
A. Goldman, Sachs & Co.
B. J.P. Morgan Futures Inc.
C. Merrill Lynch, Pierce, Fenner & Smith Incorporated

ACCEPTED AND APPROVED BY: AMERICAN BEACON FUNDS On behalf of its series on Schedule B, AMERICAN BEACON MASTER TRUST On behalf of its series on Schedule B, and AMERICAN BEACON ADVISORS, INC.
By:	/s/ William F. Quinn
William F. Quinn
President

ACCEPTED AND APPROVED BY: STATE STREET BANK AND TRUST COMPANY
By:	/s/ Joseph L. Hooley
	Name:	Joseph L. Hooley
	Title:	Executive Vice President
Dated March 1, 2005

SCHEDULE B
Dated: March I, 2005
TO THE
AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
Dated: March I, 2005

AMERICAN BEACON MASTER TRUST	International Equity Portfolio

AMERICAN BEACON FUNDS	Balanced Fund Large Cap Value Fund International Equity Fund* Small Cap Value Fund Mid-Cap Value Fund Emerging Markets Fund